Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements Nos. 333-116195, 333-126543, 333-177739, 333-197752 and 333-226351 on Form S-8 of our reports, dated February 24, 2022, relating to the consolidated financial statements and financial statement schedule of Curtiss-Wright Corporation and subsidiaries, and the effectiveness of Curtiss-Wright Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Curtiss-Wright Corporation for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP
Parsippany, New Jersey
February 24, 2022